Exhibit B — Agreement Among AHI, ACI and AHI Diversified
AGREEMENT
THIS AGREEMENT (this “Agreement”) is entered into as of December 30, 2008 by and among ALLEN HOLDING INC., a Delaware corporation (“AHI”), and ALLEN & COMPANY INCORPORATED, a New York corporation (“ACI” and collectively with AHI, the “Contributing Stockholders”) and AHI DIVERSIFIED INVESTMENTS INC., a Delaware corporation (the “Company”).
WHEREAS, simultaneously with the execution of this agreement, the Contributing Stockholders have executed a Contribution Agreement dated as of the date hereof (the “Contribution Agreement”), pursuant to which AHI and ACI contributed to the Company 30,655 and 2,022,558 shares, respectively, of Convera Corporation Common Stock (the “Shares”); and
WHEREAS, as a condition to the transactions contemplated by the Contribution Agreement, the Contributing Stockholders and the Company have agreed to execute this Agreement in order to provide the Contributing Stockholders with certain rights with respect to the Shares contributed to the Company;
NOW THEREFORE, the parties hereby agree as follows:
1. RIGHTS WITH RESPECT TO THE SHARES.
a. Notwithstanding anything to the contrary contained herein or the Contribution Agreement, the Company agrees that for so long as the Shares are held by the Company, each Contributing Stockholder shall hold the exclusive right and power to vote and/or dispose of the Shares contributed by such Contributed Stockholder on the Company’s behalf and to exercise all other additional powers and rights relating or pertaining to the Shares. The rights conveyed pursuant to this Section 1.a. shall also apply to any securities or other assets (other than cash) which may be distributed to the Company as a dividend or distribution on the Shares and other distributions made on or in respect to the Shares, whether resulting from a subdivision, combination or reclassification of the Shares, or received in exchange for the Shares or any part thereof, or as result of any merger, consolidation, acquisition or other exchange to which the Shares are involved. The Company covenants that it will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Contributing Stockholders hereunder against impairment.
b. In order to effectuate the grant of rights and powers contemplated by Section 1.a., the Company has, or will hereafter, execute and deliver, or cause to be executed and delivered, all such documents or instruments as the parties and their respective counsel shall reasonably deem necessary or appropriate.

c. Subject to Section 1.a. above, the Company shall be entitled to receive and retain dividends or distributions paid on the Shares including without limitation, cash, stock and liquidating dividends, distributions of property, returns of capital and other distributions made on or in respect to the Shares, whether resulting from a subdivision, combination or reclassification of the Shares, or received in exchange for the Shares or any part thereof, or as result of any merger, consolidation, acquisition or other exchange to which the Shares are involved, and any and all cash or other property received in exchange for or redemption of any of the Shares, or if delivered to the Contributing Shareholder shall be held in trust for the Company and shall be forthwith delivered to the Company and be considered as part of the Shares contributed pursuant to the Contribution Agreement for all purposes.
2. MISCELLANEOUS PROVISIONS.
a. Amendment and Modification. This Agreement may only be amended, modified, or supplemented by written agreement of the parties hereto.
b. Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 2.b., with appropriate notice in accordance with Section 2.f. of this Agreement.
c. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the Stockholders Agreement (as defined in the Contribution Agreement), any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.
d. Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.
e. Waiver of Jury Trial. The parties hereto irrevocably waive to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.
f. Notices. All notices and other communications hereunder shall be in accordance with the Stockholders’ Agreement.

g. Specific Performance. Each of the parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.
h. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
i. Entire Agreement. This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, together with the Contribution Agreement and Stockholders Agreement and the other agreements executed in connection therewith, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
j. Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
k. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AHI DIVERSIFIED INVESTMENTS INC.

By:
Name:
Title:

ALLEN HOLDING INC.

By:

Name:
Time:

ALLEN & COMPANY INCORPORATED

By:

Name:
Time: